Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President and Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY REPORTS RECORD FIRST QUARTER RESULTS

BOHEMIA, N.Y. – January 25, 2007 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced record results for the fiscal first quarter ended December 31, 2006.

For the fiscal first quarter ended December 31, 2006, net sales were $506 million compared to $455 million for the fiscal first quarter ended December 31, 2005, an increase of $51 million or 11%.

Net income for the fiscal first quarter ended December 31, 2006 increased 122% to $51 million, or $0.73 per diluted share, compared to $23 million, or $0.33 per diluted share, for the fiscal first quarter ended December 31, 2005.

The rise in net income for the fiscal first quarter reflects the following:  the aforementioned sales increase of $51 million along with an increase in total gross profit margin to 51% from 46%; greater overall manufacturing efficiencies; a significant reduction in SG&A costs as a percentage of sales and a decrease in interest expense.

NBTY remains focused on controlling costs.  During this quarter, SG&A costs decreased as a percentage of sales to 30% from 32% in the prior like quarter.  At December 31, 2006, NBTY had working capital of $422 million and total assets of $1.4 billion.

OPERATIONS FOR THE FISCAL FIRST QUARTER ENDED DECEMBER 31, 2006

Net sales for the Wholesale/US Nutrition division, which markets Nature’s Bounty, Sundown and Solgar brands, increased $22 million or 10% to $247 million from $224 million for the prior like quarter.   Gross profit for the Wholesale operation increased to 40%, compared with 32% for the prior like quarter.   Product returns for the fiscal first quarter were $5 million compared with $11 million for the prior like quarter.   The net sales increases are primarily due to a higher level of promotional activity which we expect to continue throughout the entire fiscal year.  As US Nutrition offered a mix of better selling products, we experienced improved product placement on customer shelves.  This had the effect of increasing sales and reducing returns.

The Wholesale/US Nutrition division continues to utilize valuable consumer preference sales data generated by the Company’s Vitamin World retail stores and Puritan’s Pride Direct Response/E-Commerce operations to empower its wholesale customers with this latest information.  The Vitamin World stores are effectively used as a laboratory for new ideas and have become a significant tool for determining and monitoring consumer preferences.  This information, as well as scanned sales data from the Vitamin World stores, is shared with NBTY’s wholesale customers.

While the North American Retail division’s net sales decreased $3 million, or 6% to $55 million compared with $58 million for the fiscal first quarter ended December 31, 2005, the operation achieved its fourth consecutive quarter of profitability.  Same store sales for Vitamin World increased 2% for the fiscal first quarter ended December 31, 2006.  Vitamin World closed a total of 4 underperforming stores and opened 1 new store during the fiscal first quarter.  At the end of the fiscal first quarter, the North American Retail division operated a total of 566 stores with 473 stores in the United States and 93 in Canada.  In addition, approximately 19 under-performing stores will be closed during the remainder of fiscal 2007.

European Retail is operating in a difficult retail environment.  European Retail net sales for the fiscal first quarter ended December 31, 2006 increased $13 million, or 10% to $153 million from $140 million for the prior like period.   European Retail division same store sales in local currency were unchanged.  The European Retail division continues to leverage its premier status, high street locations and brand awareness to achieve these results.  The European Retail division’s results include sales generated by 499 Holland & Barrett and 32 GNC stores in the UK, 19 Nature’s Way stores in Ireland, and 69 DeTuinen stores in the Netherlands.  During the fiscal first quarter ended December 31, 2006, the European Retail division opened 2 stores and at the end of the fiscal first quarter operated a total of 619 stores.

Net sales from Direct Response/Puritan’s Pride operations for the fiscal first quarter ended December 31, 2006 increased $19 million, or 56% to $52 million from $33 million for the comparable prior period.  The net sales increase reflects a strong consumer response to a highly promotional catalog offered in this quarter.   This promotional program proved very

effective as Puritan’s Pride received 137,000 more orders than in the prior like quarter, a 31% increase, and the average order size increased to $85 as compared to $66.  Puritan’s Pride varies its promotional strategy throughout the fiscal year.  Therefore, in less promotional quarters, Puritan Pride would anticipate lower results. Puritan’s Pride historical results reflect this pattern and should therefore be viewed on an annual and not quarterly basis.

Online sales increased to 36% of total Direct Response/E-Commerce sales.   Puritan’s Pride views the Internet as the future driver of growth and is incorporating new technologies to expand this business.  NBTY remains the leader in the direct response and e-commerce sectors and continues to increase the number of products available via its catalog and web sites.

NBTY Chairman and CEO, Scott Rudolph, said:  “We are pleased by the record revenue and profitability attained in this quarter.  These increases reflect the success of our ongoing initiatives to further drive sales, increase market share, enhance profitability and expand our premier leadership position within the industry.  We continue to strive to grow the business while controlling costs and increasing long-term shareholder value and remain confident in the long-term outlook for NBTY.”

ABOUT NBTY
NBTY is a global leading vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world.  Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty®, Vitamin World®, Puritan’s Pride®, Holland & Barrett®, Rexall®, Sundown®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, DeTuinen®, LeNaturiste™, SISU®, Solgar® and Ester-C® brands.

This release refers to non-GAAP financial measures, such as Adjusted EBITDA.  “ADJUSTED EBITDA” is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization.  This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables.  Management believes the presentation of Adjusted EBITDA is relevant and useful because Adjusted EBITDA is a measurement industry analysts utilize when evaluating NBTY’s operating performance.  Management also believes Adjusted EBITDA enhances an investor’s understanding of NBTY’s results of operations because it measures NBTY’s operating performance exclusive of interest and non-cash charges for depreciation and amortization.  Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY’s core operating performance from period to period and to allow better comparisons of NBTY’s operating performance to that of its competitors.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy.   Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving product liability and intellectual property claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British Pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly proposed Good Manufacturing Practices in the

United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased gasoline prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; and (xxxiii) other factors beyond the Company’s control.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

(TABLES FOLLOW)

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	For the three months ended December 31,
(In thousands, except per share amounts)	2006	2005

Net sales	$506,237	$455,270

Costs and expenses:
Cost of sales	247,047	245,949
Advertising, promotion and catalog	26,763	25,160
Selling, general and administrative	151,939	145,655
	425,749	416,764

Income from operations	80,488	38,506

Other income (expense):
Interest	(5,063)	(8,992)
Miscellaneous, net	1,339	1,149
	(3,724)	(7,843)

Income before provision for income taxes	76,764	30,663

Provision for income taxes	25,908	7,743

Net income	$50,856	$22,920

Net income per share:
Basic	$0.76	$0.34
Diluted	$0.73	$0.33

Weighted average common shares outstanding:
Basic	67,213	67,193
Diluted	69,331	69,034

	SALES
	(Unaudited)
	THREE MONTHS ENDED DECEMBER 31,
(In thousands)	2006	2005	Percentage Change

Wholesale / US Nutrition	$246,728	$224,239	10%

North American Retail / Vitamin World	54,973	58,442	-6%

European Retail / Holland & Barrett / GNC (UK)	152,966	139,566	10%

Direct Response / Puritan’s Pride	51,570	33,023	56%

Total	$506,237	$455,270	11%

	GROSS PROFIT PERCENTAGES (Unaudited) THREE MONTHS ENDED DECEMBER 31,
	2006	2005	% Increase

Wholesale / US Nutrition	40%	32%	8%

North American Retail / Vitamin World	60%	57%	3%

European Retail / Holland & Barrett / GNC (UK)	63%	61%	2%

Direct Response / Puritan’s Pride	62%	58%	4%

Total	51%	46%	5%

Reconciliation of GAAP Measures to Non-GAAP Measures

(Unaudited)

	THREE MONTHS ENDED DECEMBER 31, 2006
(In thousands)	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA
Wholesale / US Nutrition	$49,589	$2,789	$—	$—	$52,378

North American Retail / Vitamin World	1,087	1,137	—	353	2,577

European Retail / Holland & Barrett / GNC (UK)	38,824	2,828	—	—	41,652

Direct Response / Puritan’s Pride	15,593	1,265	—	—	16,858

Segment Results	105,093	8,019	—	353	113,465

Corporate / Manufacturing	(28,329)	6,212	5,063	—	(17,054)

Total	$76,764	$14,231	$5,063	$353	$96,411

	THREE MONTHS ENDED DECEMBER 31, 2005
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA
Wholesale / US Nutrition	$23,981	$2,554	$—	$—	$26,535

North American Retail / Vitamin World	(3,392)	1,473	—	2,125	206

European Retail / Holland & Barrett / GNC (UK)	35,788	2,658	—	—	38,446

Direct Response / Puritan’s Pride	6,628	1,255	—	—	7,883

Segment Results	63,005	7,940	—	2,125	73,070

Corporate / Manufacturing	(32,342)	6,204	8,992	—	(17,146)

Total	$30,663	$14,144	$8,992	$2,125	$55,924

**   SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES.  IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

ASSETS

(In thousands, except per share amounts)	December 31, 2006	September 30, 2006

Current assets:
Cash and cash equivalents	$49,996	$89,805
Investments	59,874	—
Accounts receivable, less allowance for doubtful accounts of $10,080 and $10,361, respectively	94,102	89,154

Inventories	366,735	354,496

Deferred income taxes	26,670	26,636

Prepaid expenses and other current assets	39,000	42,261

Total current assets	636,377	602,352

Property, plant and equipment, net of accumulated depreciation of $305,241 and $296,069, respectively	319,634	309,437

Goodwill	248,064	235,959

Other intangible assets, net	164,470	146,169

Other assets	29,107	10,393

Total assets	$1,397,652	$1,304,310

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

(In thousands, except per share amounts)	December 31, 2006	September 30, 2006

Current liabilities:

Current portion of long-term debt	$797	$18,660
Accounts payable	71,040	64,211
Accrued expenses and other current liabilities	142,495	127,768
Total current liabilities	214,332	210,639

Long-term debt, net of current portion	209,671	191,045
Deferred income taxes	64,431	55,276
Other liabilities	10,920	7,918
Total liabilities	499,354	464,878

Commitments and contingencies

Stockholders’ equity:

Common stock, $0.008 par; authorized 175,000 shares; issued and outstanding 67,214 shares and 67,212 shares at December 31, 2006 and September 30, 2006, respectively	538	538
Capital in excess of par	138,809	138,777
Retained earnings	721,916	671,060
Accumulated other comprehensive income	37,035	29,057
Total stockholders’ equity	898,298	839,432

Total liabilities and stockholders’ equity	$1,397,652	$1,304,310

NBTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the three months ended December 31,
(In thousands)	2006	2005

Cash flows from operating activities:
Net income	$50,856	$22,920
Adjustments to reconcile net income to cash and cash equivalents provided by operating activities:
Provision relating to impairments and disposals of property, plant and equipment	392	2,281
Depreciation and amortization	14,231	14,144
Foreign currency transaction loss	318	276
Amortization and write-off of deferred financing costs	1,303	1,554
Amortization and write-off of bond discount	31	204
(Recovery of) provision for allowance for doubtful accounts	(135)	255
Inventory reserves	2,292	2,783
Deferred income taxes	3,886	1,161
Excess income tax benefit from exercise of stock options	(20)	(15)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,516)	(11,882)
Inventories	(5,087)	52,750
Prepaid expenses and other current assets	4,443	10,056
Other assets	(163)	2
Accounts payable	2,834	2,883
Accrued expenses and other liabilities	10,241	240
Net cash provided by operating activities	82,906	99,612

Cash flows from investing activities:
Purchase of property, plant and equipment	(6,212)	(9,488)
Proceeds from sale of property, plant, and equipment	—	41
Purchase of available-for-sale marketable securities	(214,718)	—
Proceeds from available-for-sale marketable securities	154,844	39,900
Cash paid for acquisitions, net of cash acquired	(38,219)	—
Increase in restricted cash	(18,360)	—
Purchase price settlements, net	—	1,586
Purchase of intangible assets	—	(228)
Net cash (used in) provided by investing activities	(122,665)	31,811

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(196)	(121,220)
Principal payments under the Revolving Credit Facility	—	(6,000)
Payments for financing fees	(1,649)	—
Excess income tax benefit from exercise of stock options	20	15
Proceeds from stock options exercised	12	18
Net cash used in financing activities	(1,813)	(127,187)

Effect of exchange rate changes on cash and cash equivalents	1,763	(1,660)

Net (decrease) increase in cash and cash equivalents	(39,809)	2,576

Cash and cash equivalents at beginning of period	89,805	67,282

Cash and cash equivalents at end of period	$49,996	$69,858